Exhibit 10.75

CONFORMED COPY

IKON LOAN AGREEMENT

Dated as of 30 March 2001

between

ROCHFORD, INC.
as Lender

IKON OFFICE SOLUTIONS DUBLIN LIMITED

and

IKON CAPITAL PLC
as Borrowers

and

THE CHASE MANHATTAN BANK

as Funding Agent

Weil, Gotshal & Manges

ONE SOUTH PLACE LONDON EC2M 2WG
020 7903 1000
WWW.WEIL.COM

IKON LOAN AGREEMENT

Dated as of 30 March 2001

     ROCHFORD, INC. a Delaware corporation (the “Lender”), IKON OFFICE SOLUTIONS DUBLIN LIMITED a limited liability company incorporated in England and Wales (“IKON Ireland”) and IKON CAPITAL PLC, an English limited liability company (“IKON UK” or, in its capacity as originator of the Receivables, the “Originator”, in its capacity as servicer of the Receivables, the “Servicer” and together with IKON Ireland, the “Borrowers”), THE CHASE MANHATTAN BANK, in its capacity as funding agent (“Funding Agent”) agree as follows:

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers have requested that the Lender makes available for the purposes specified in this Agreement a secured revolving loan facility; and

WHEREAS, the Lender is willing to make available to the Borrowers such secured revolving loan facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE,the parties agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

     “Adverse Selection Test” shall bear the meaning ascribed thereto in Section 8.2 of the Debenture.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

     “Applicable Forward Rate” means, in respect of any Tranche Period, the rate of exchange of dollars required to purchase one pound at the rate of exchange specified as applicable on the last day of such Tranche Period in the relevant Forward Contract.

     “Applicable Spot Rate” means, in respect of any Tranche Period, the rate of exchange of dollars required to purchase one pound at the rate of exchange specified as applicable on the first day of such Tranche Period in the relevant Spot Contract.

     “Asset Backed Loan Agreement” means that certain Asset Backed Loan Agreement, dated as of the date hereof, among the Lender, as borrower, Park Avenue Receivables Corporation, as Lender, Chase, as Funding Agent, the Originator, as Originator, the Servicer as Servicer and the several financial institutions as may be party from time to time, as APA Banks, as amended, supplemented or otherwise modified from time to time.

     “Base Rate Tranche” means a Tranche funded by the APA Banks by way of a Base Rate Tranche pursuant to the Asset Backed Loan Agreement.

     “Base Rate Tranche Period” shall mean, with respect to a Base Rate Tranche, either (i) prior to the Facility Termination Date, a period of up to thirty (30) days requested by the Borrower and agreed to by the Lender commencing on a Business Day requested by the Borrower and agreed to by the Lender, or (ii) after the Facility Termination Date, a period of one (1) day. If such Base Rate Tranche Period would end on a day which is not a Business Day, such Base Rate Tranche Period shall end on the next succeeding Business Day.

     “Business Day” means any day on which banks are not authorized or required to close in New York City and London.

     “Chase” means The Chase Manhattan Bank, a New York State banking corporation.

     “Collection Fee” has the meaning specified in Section 6.03.

     “Collections” means, with respect to any Receivable, (a) all cash collections and other cash proceeds of such Receivable and all cash proceeds of Related Security with respect to such Receivable (including, without limitation, payments under the related Contract due upon or in connection with (i) Obligor’s default under the Contract or (ii), loss, theft or damage to the related Equipment; provided, that Collections shall not include collections which represent the payment of (x) maintenance charges or (y) insurance premiums, (b) all Collections deemed to have been received pursuant to Clause 2.03(c) and (c) all other proceeds of such Receivable.

     “Commitment Expiry Date” shall mean the earliest to occur of (i) the date on which all amounts due and owing to the Lender under the Agreement and other Transaction Documents have been paid in full, (ii) the date on which the Commitments have been reduced to zero pursuant to the terms of the Asset Purchase Agreement and (iii) the Scheduled Termination Date.

     “CP Tranche” means a Tranche funded by PARCO by way of a CP Tranche pursuant to the Asset Backed Loan Agreement.

     “CP Tranche Period” means, with respect to a CP Tranche, a period of days commencing on a Business Day requested by the Borrower and agreed to by the Lender pursuant to Section 2.05 of this Agreement.

     “Debenture” means the debenture dated 30 March, 2001, between IKON Capital Plc and the Lender.

     “Eligible Counterparty” means any person with a short term rating of A-1/P-1 or equivalent.

     “Eligible Receivable” shall bear the meaning ascribed thereto in the Asset Backed Loan Agreement.

     “Eurosterling Tranche” means a Tranche funded by the APA Banks by way of a Eurodollar Tranche or, as the case may be, Eurosterling Advance pursuant to the Asset Backed Loan Agreement.

     “Eurosterling Tranche Period” shall mean, with respect to a Eurosterling Tranche, prior to the Facility Termination Date, a period of up to three (3) months requested by the Borrowers and agreed to by the Lender commencing on a Business Day requested by the Borrower and agreed to by the Lender; provided, however, that if such Eurosterling Tranche Period would expire on a day which is not a Business Day, such Eurosterling Tranche Period shall expire on the next succeeding Business Day; provided, further, that if such Eurosterling Tranche Period would expire on (a) a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Eurosterling Tranche Period shall expire on the next preceding Business Day or (b) a Business Day for which there is no numerically corresponding day in the applicable subsequent calendar month, such Eurosterling Tranche Period shall expire on the last Business Day of such month.

     “Event of Termination” has the meaning specified in Section 7.01.

     “Face Amount” means:

(a)	with respect to any CP Tranche the aggregate of:

	(i)	in relation to any Commercial Paper issued at a discount to fund such CP Tranche, the nominal amount of such Commercial Paper; and

	(ii)	in relation to any interest bearing Commercial Paper issued to fund such CP Tranche, the aggregate of the nominal amount of such Commercial Paper and the interest accrued in respect of such Commercial Paper in respect of the relevant CP Tranche Period;

(b)	with respect to any Eurosterling Tranche the aggregate of:

	(i)	the amount of the relevant Eurosterling Tranche or, as the case may be, Eurodollar Tranche advanced by the APA Banks pursuant to the Asset Backed Loan Agreement to fund such Eurosterling Tranche; and

	(ii)	the amount of interest accrued in respect of such Eurosterling Tranche or, as the case may be, Eurodollar Tranche in accordance with the Asset Backed Loan Agreement and attributable to the relevant Eurosterling Tranche Period hereunder;

(c)	with respect to any Base Rate Tranche, the aggregate of:

	(i)	the amount of the relevant Base Rate Tranche advanced by the APA Banks pursuant to the Asset Backed Loan Agreement to fund such Base Rate Tranche (the “APA Base Rate Tranche”); and

	(ii)	the amount of interest accrued in respect of such APA Base Rate Tranche and attributable to the relevant Base Rate Tranche Period.

     “Facility” means the willingness of the Lender to make Advances to the Borrowers from time to time pursuant to the terms of this Agreement.

     “Facility Termination Date” means the earliest of (i) the Business Day designated by the Borrowers to the Lender as the Facility Termination Date at any time following forty-five (45) days’ written notice to the Lender, (ii) the date of termination of the Facility pursuant to Section 7.01, (iii) the Commitment Expiry Date and (iv) the date of occurrence of any Trigger Event which is not also an Event of Termination.

     “Forward Contract” means a forward foreign exchange contract entered into between the Lender and an FX Counterparty.

     “Funded Receivable” means any Receivable which arises from a Related Contract.

     “Funding Limit” means the Sterling Equivalent of $125,000,000 or such other amount as may be agreed from time to time.

     “General Trial Balance” of the Originator on any date means the Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Lender.

     “Incipient Event of Termination” means an event that but for notice or lapse of time (in each case as specified in Section 7.01) or both would constitute an Event of Termination.

     “Incremental Borrowing” has the meaning assigned to it in Section 2.02(a)(i).

     “Indemnified Amounts” has the meaning specified in Section 8.01.

     “Interest” shall mean, with respect to any Tranche Period:

Face Amount	-	Net Proceeds
Applicable Forward Rate		Applicable Spot Rate

and for the avoidance of doubt (i) Interest shall include any commissions or fees payable to PARCO’s commercial paper placement agents in connection with the sale of commercial paper related to this Agreement and (ii) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum amount permitted by applicable law; and provided, further, that Interest shall not be considered paid by any distribution if, at any time, such distribution is rescinded or must be returned for any reason.

     “Interest Rate” means, in relation to any Tranche:

(1--	Net Proceeds x Applicable Spot Rate	) x	n	x 100
	Face Amount x Applicable Forward Rate		365

     where “n” equals the number of days in such CP Tranche.

     “IOL Debenture” means the debenture dated 30 March, 2001 between, inter alia, IKON Office Solutions Dublin Limited and the Lender.

     “Loan” has the meaning set forth in Section 2.01 of the Agreement.

     “Loan Amount” shall mean, with respect to any Incremental Borrowing, the amount paid to a Borrower by the Lender as described in the applicable Loan Certificate. The Loan Amount for any Loan shall be comprised of a cash component equal to the Outstanding Loans.

     “Loan Date” shall mean, with respect to each Loan, the Business Day on which such Loan is made.

     “Net Proceeds” means:

     (a)    with respect to any CP Tranche, the issue proceeds of any Commercial Paper issued by PARCO to fund such CP Tranche;

     (b)    with respect to any Eurosterling Tranche, the amount of any Eurosterling Tranche or, as the case may be, any Eurodollar Tranche advanced by the APA Banks pursuant to the Asset Backed Loan Agreement to fund such Eurosterling Tranche; and

     (c)    with respect to any Base Rate Advance, the amount of any Base Rate Advance advanced by the APA Banks pursuant to the Asset Backed Loan Agreement to fund such Base Rate Tranche.

     “Outstanding Balance” of any Contract at any date means the net present value of the total Periodic Payments due to the Originator over the remaining term of the Contract (net of any security deposits or advance rental payments received by the Originator) and not yet paid by the Obligor, discounted at the Yield in relation to such Contract or Receivable, as determined by subtracting all amounts representing unearned interest from the aggregate amount of such Periodic Payments.

     “Outstanding Loans” shall mean the sum of the cash amounts paid to the Borrowers by the Lender in connection with each Incremental Borrowing minus (a) the aggregate amount of proceeds of Collections received by and applied by the Funding Agent to reduce such Outstanding Loans pursuant to Section 2.3 of the Asset Backed Loan Agreement; (b) any amounts on deposit in the Funding Agent’s Account pursuant to Section 2.6(d); and (c) any additional amounts paid to the Lender by a Borrower pursuant to the Agreement; provided that the Outstanding Loans shall be restored and reinstated in the amount of any Collections so received and applied if, at any time, the distribution of such Collections is rescinded or must otherwise be returned for any reason.

     “Receivable” means the indebtedness of any Obligor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

     “Revolving Credit Note” shall mean each promissory note of the Borrowers payable to the order of the Lender in respect of obligations under the Agreement substantially in the form of Exhibit C and any promissory note of the Borrowers issued in substitution thereof.

     “Scheduled Termination Date” shall mean the day which is 364 days after the Closing Date.

     “Security Agreements” means the IOL Debenture and the UK Debenture.

     “Servicer” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Funded Receivables.

     “Servicer Report” means a report, in form and substance satisfactory to the Lender, furnished by the Servicer to the Lender pursuant to Section 6.02(b).

     “Settlement Date” means the fifteenth calendar day of each month (or if such day is not a Business Day, the immediately succeeding Business Day); provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Lender or its designee in a written notice to the Servicer.

     “Solvency Certificate” means a solvency certificate substantially in the form set forth in Exhibit F.

     “Spot Contract” means a spot foreign exchange contract entered into by the Lender and an FX Counterparty.

     “Sterling Equivalent” means in relation to any dollar denominated amount, such amount converted to Sterling at the Applicable Forward Rate.

     “Tranche” shall mean a portion of the Outstanding Loans allocated to a Tranche Period pursuant to Section 2.13 of the Agreement.

     “Tranche Period” shall mean a CP Tranche Period, a Base Rate Tranche Period or a Eurodollar Tranche Period.

     “Transaction Document” means any of this Agreement, the Asset Backed Loan Agreement, the Security Agreements and all other agreements and documents delivered and/or related hereto or thereto.

     SECTION 1.02 Other Terms. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Asset Backed Loan Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II

LOANS AND SETTLEMENTS

     SECTION 2.01 Facility. Upon the terms and subject to the conditions set forth herein and in the other Transaction Documents, (i) the Lender shall, prior to the Facility Termination Date, make loans (in Sterling) to the Borrowers, in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Funding Limit (“Loans”). By honoring any Notice of Borrowing hereunder, the Lender does not assume or have any obligations or liability under any of the Contracts, all of which shall remain the obligations and liabilities of the Originator. The Borrowers may borrow, repay, prepay and reborrow Loans pursuant to this Article II.

     (a)   Maximum Lender Funding Limit. Notwithstanding anything to the contrary contained in this Agreement, at no time shall the Outstanding Loans exceed the Funding Limit at such time.

     SECTION 2.02 Loans; Certificates; Eligible Receivables.

     (a)    Incremental Borrowings.

(i) Prior to the Facility Termination Date, upon the terms and subject to the conditions set forth herein and in the other Transaction Documents,

(x) either Borrower may, at its option from time to time, request a borrowing from the Lender; and

(y) the Lender shall honor such request for borrowing from a Borrower, such borrowing to be secured pursuant to the Security Agreements (each, an “Incremental Borrowing”);

provided, however, that (i) the amount of the Incremental Borrowing shall not exceed the amount of the Sterling Equivalent of the corresponding Incremental Borrowing under the Asset Backed Loan Agreement, (ii) after giving effect to such Incremental Borrowing and the advance to the Borrower of such Loan Amount, the amount of the Outstanding Loans shall not exceed the Funding Limit; and (iii) provided, further, that after giving effect to such Incremental Borrowing and the advance to a Borrower of such Loan Amount, the representations and warranties set forth in Section 4.01 shall be true and correct as of the date of such Incremental Borrowing and the advance to a Borrower of such Loan Amount.

(ii)	The relevant Borrower shall deliver to the Lender by telefax (which telefax the Borrower shall confirm by telephone to the Lender promptly thereafter) a duly completed Notice of Borrowing in respect of each Incremental Borrowing at least three (3) Business Days prior to the proposed date of any Incremental Borrowing. Each such notice shall specify (x) the Loan Amount (which shall be at least the Sterling Equivalent of $1,000,000 or integral multiples of the Sterling Equivalent of $100,000 in excess thereof) or, to the extent that the then available unused portion of the Funding Limit is less than such amount, such lesser amount equal to such available portion of the Funding Limit; (y) the desired date of such Incremental Borrowing, which shall be a Business Day; and (z) the desired Tranche Period(s) and allocations of the Outstanding Loans of such Incremental Borrowing thereto as required by Section 2.13 (each, a “Notice of Borrowing”). The Borrower shall be limited to a maximum in aggregate of one Incremental Borrowing in any single calendar month, without prior consent of the Funding Agent. Each Incremental Borrowing shall be subject to a condition precedent that the Originator shall have delivered to the Funding Agent in form and substance satisfactory to it, a completed Servicer Report with respect to the prior Business Day, together with such other additional information as the Funding Agent, on behalf of the Lender, may reasonably request. The Lender will promptly notify by telephone, confirmed by telecopy or telefax, the Funding Agent of such receipt of any Notice of Borrowing and the Loan Amount.

(iii)	Each notice of proposed Incremental Borrowing shall be irrevocable and binding on the Borrowers, and the Borrowers shall, indemnify the Lender against any loss or expense incurred by the Lender, either directly or indirectly, as a result of any failure by the Borrower to complete such Incremental Borrowing, including, without limitation, any loss or expense incurred by the Lender, either directly or indirectly, by reason of the liquidation or reemployment of funds acquired by the Lender (including, without limitation, funds obtained by issuing Commercial Paper or promissory notes, obtaining deposits as loans from third parties and reemployment of funds), to fund such Incremental Borrowing.

(iv)	Each Borrower shall execute a Revolving Credit Note for the benefit of the Lender. The Loans made by the Lender shall be evidenced by the Revolving Credit Note payable to the order of such Lender. Upon any increase in the Funding Limit of the Lender pursuant to Section 2.10 hereof, the Borrowers will immediately deliver to such Lender a new

Revolving Credit Note, having a maximum principal amount equal to the amount of such Funding Limit as so increased in exchange for the Revolving Credit Note of the Lender outstanding prior to such increase.

(v)	On the Closing Date, the Lender, shall deliver written confirmation to the Borrowers of the Loan Amount, the Tranche Period(s) and the Interest Rate(s) relating to such Loan. Upon receipt of such confirmation, the Borrowers shall deliver to the Lender, the Loan Certificate in the form of Exhibit D hereto (the “Loan Certificate”). The Lender shall indicate the amount of the Incremental Borrowing together with the date thereof on the grid attached to the Loan Certificate. On the date of each subsequent Incremental Borrowing the Lender shall send such confirmation to the Borrowers, of the Loan Amount, the Tranche Period(s), the Loan Date and the Interest Rate(s) applicable to such Incremental Borrowing. The Lender, shall indicate the amount of the Incremental Borrowing together with the date thereof as well as any decrease in the amount of the Outstanding Loans on the Loan Certificate. The Revolving Credit Note and the Loan Certificate shall evidence the Incremental Borrowings. On the day of an Incremental Borrowing, the Lender shall make available to the relevant Borrower’s account at the location indicated in Section 6.3 hereof, in immediately available funds, an amount equal to the Loan Amount for such Incremental Borrowing.

     (b)   Facility Reinvestment Loans. On each Business Day occurring after the Closing Date and prior to the Facility Termination Date, the Lender shall lend to the relevant Borrower, secured by the Collateral, to the extent that Collections are available for such Loan in accordance with Section 2.03 hereof, such that, after giving effect to such Loan, the amount of the Outstanding Loans at the close of business on such Business Day shall be equal to the amount of the Outstanding Loans at the close of business on the Business Day immediately preceding such Business Day plus the Loan Amount of any Incremental Borrowing made on such day, if any.

     (c)   Asset Backed Loan Agreement. The Lender undertakes to borrow all amounts available pursuant to the Asset Backed Loan Agreement in order to meet its obligations under Section 2.02(a).

     SECTION 2.03   Collections and Settlement Procedures.

     (a)   Unless otherwise agreed, the Servicer shall apply all Collections of Funded Receivables in accordance with the provisions of the Asset Backed Loan Agreement. To the extent such Collections are so applied the obligations of the Borrowers hereunder shall accordingly be pro tanto discharged.

     (b)   In the event that the Originator believes that Collections which are not Collections of Funded Receivables have been deposited into an account of the Lender or the Lender’s assignee, the Originator shall so advise the Lender and, on the Business Day following such identification, the Lender shall remit or shall cause to be remitted, all Collections so deposited which are identified, to the Lender’s satisfaction, to be collections of Receivables which are not Funded Receivables to the Originator.

     (c)   For the purposes of this Section 2.03:

    (i) If on any day the Outstanding Balance of any Funded Receivable is reduced or adjusted as a result of any defective, rejected, returned or repossessed Equipment or services or any cash discount or other adjustment made by the Originator, or any setoff or dispute between the Originator and an Obligor due to a claim arising out of the same or any other transaction, the Servicer shall be deemed to have received on such day a Collection of such Funded Receivable in the amount of such reduction or adjustment. If the Originator is not the Servicer, the Originator shall pay to the Servicer on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection;

(ii)	Upon discovery by the Originator or the Lender or the Funding Agent of a breach of any of the representations and warranties made or deemed made by the Originator in Section 4.01(h) with respect to any Funded Receivable, such party shall give prompt written notice thereof to the other parties, as soon as practicable and in any event within three Business Days following such discovery. The Servicer shall be deemed to have received a Collection in full of such Funded Receivable, and all other Receivables relating to the same Contract, and make available to the Lender on the next succeeding Settlement Date an amount equal to the Outstanding Balance of such Funded Receivable plus Interest accrued and to accrue thereon through the end of the then current Tranche Period. If the Originator is not the Servicer, the Originator shall pay to the Servicer on or prior to the next Settlement Date the amount required to be paid pursuant to this subsection; and

(iii)	if and to the extent the Funding Agent or the Lender shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Originator and, accordingly, the Funding Agent or the Lender, as the case may be, shall have a claim against the Originator for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

     (d)   Except as provided in paragraph (i) of Section 2.03(c), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of the due but unpaid amounts with respect to such Receivables, starting with the oldest such due but unpaid amount, unless such Obligor designates its payment for application to specific Receivables.

     (e)   The Borrowers may reduce the Outstanding Loans upon delivery of a notice in the form of Exhibit E at least ten Business Days’ (in the case of reductions in excess of £25,000,000) or at least two Business Days’ (in the case of reductions of £25,000,000 or less), to the Lender, by remitting to the Funding Agent’s Account (i) cash and (ii) instructions to apply such cash to the reduction of the Outstanding Loans and Interest accrued and to accrue thereon (until such cash can be used to pay commercial paper notes); provided that IKON UK has complied with the Adverse Selection Test and the other requirements of Section 8.2 of the Debenture. The Borrower shall pay all breakage and other costs related to such Outstanding Loan reduction; provided, however, that the Lender shall use its reasonable best efforts to minimize any breakage costs. Upon any such reduction, the security relating to such Outstanding Loans (as designated by the Borrowers) shall be released from the security granted by the Debenture in accordance with the provisions of Clause 8 thereof.

     SECTION 2.04 Payment of Fees and Interest. (a) Fees. The Borrower shall pay to the Lender certain fees in the amounts and on the dates set forth in a separate fee agreement of even date herewith (as amended, supplemented or otherwise modified, the “Fee Letter”) between the Borrowers and the Lender.

     (b)    Interest. On the last day of each Tranche Period, the Borrower shall pay to the Lender, an amount equal to the accrued and unpaid Interest for such Tranche Period provided that (i) in the event of any repayment or prepayment of a Base Rate Tranche or a Eurosterling Tranche, accrued Interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of a Base Rate Tranche or a Eurosterling Tranche, accrued interest on such Base Rate Tranche or Eurosterling Tranche shall be payable on the effective date of such conversion. Interest shall accrue with respect to each Tranche on each day occurring during the Tranche Period related thereto.

     SECTION 2.05 Selection of Tranche Periods. (a) CP Tranche Periods. At all times hereafter, but prior to the Facility Termination Date and not with respect to any portion of the Loans funded by any of the APA Banks, the Borrowers may, subject to the Lender’s approval and the limitations described below, request CP Tranche Periods and allocate a portion of the Outstanding Loans to each selected CP Tranche Period, so that the aggregate amounts allocated to outstanding CP Tranche Periods at all times shall equal the Outstanding Loans held by the Lender. At least three (3) Business Days prior to the expiration of any then existing Tranche Period, the Borrowers shall give the Lender irrevocable notice by telephone, confirmed by facsimile or telecopy, of the new requested CP Tranche Period(s), and the Lender shall, as soon as reasonably practicable and in no event later than the close of business on the day such notice is received, deliver such notice to the Funding Agent; provided, however, that the Funding Agent may select any such new CP Tranche Period if (i) the Borrower fails to provide such notice to the Lender on a timely basis or (ii) the Lender determines that the CP Tranche Period requested by the Borrower is unavailable or for any reason commercially undesirable. The Lender confirms that it is its intention to allocate all or substantially all of the portion of the Outstanding Loans held by it to one or more CP Tranche Periods; provided that the Funding Agent may determine from time to time, that funding such portion of the Outstanding Loans by means of one or more CP Tranche Periods is not possible or is not desirable for any reason.

     (b)    Eurosterling Tranches and Base Rate Tranches. At all times with respect to any portion of the Loans funded by the APA Banks prior to the Facility Termination Date, the initial Tranche Period applicable to such portion of the Outstanding Loans allocable thereto shall (x) to the extent the Funding Agent has received, from the Lender on behalf of the Borrower, at least three (3) Business Days prior notice of the first day of such Tranche Period, such Tranche Period may be a Eurosterling Tranche, and (y) to the extent the Funding Agent has received, from the Lender on behalf of the Borrower, less than three (3) Business Days prior notice of the first day of such Tranche Period, such Tranche shall be a Base Rate Tranche. Thereafter (but prior to the Facility Termination Date or the occurrence and continuation of an Incipient Event of Termination), with respect to such portion, and with respect to any other portion of the Loans funded by the APA Banks, the Tranche Period applicable thereto shall be, at the Borrower’s option, either a Base Rate Tranche or a Eurosterling Tranche. The Borrower shall give the Lender, irrevocable notice by telephone, confirmed by telefax, of the new requested Eurosterling Tranche at least three (3) Business Days prior to the expiration of any then existing Tranche Period and the Lender shall, as soon as reasonably practicable and in no event later than the close of business on the day such notice is received, deliver such notice to the Funding Agent. Any Tranche Period maintained by the Lender which is outstanding on the Facility Termination Date shall end on the Facility Termination Date.

     SECTION 2.06 Payments and Computations, Etc. (a) The Borrowers shall on a joint and several basis repay the principal amount of all Outstanding Loans no later than the date of termination of the Facility pursuant to Section 7.01. Unless otherwise specified herein, all amounts to be paid or deposited by the Borrowers hereunder to or for the account of the Lender shall be paid or deposited no later than 11:00 a.m. (New York City time) on the day when due in same day funds to the Funding Agent’s Account. Upon receipt of funds deposited into the Funding Agent’s Account, the Funding Agent shall distribute such funds to the Persons entitled thereto in accordance with the provisions of this Agreement and the Asset Backed Loan Agreement or retain such funds for its own account, as appropriate.

     (b)    The Borrowers shall on a joint and several basis, to the extent permitted by law, pay interest on any amount not paid or deposited by either Borrower when due hereunder, at an interest rate per annum equal to 2% per annum above the Interest Rate (calculated on the assumption that the Lender has been funded for such amounts by a Base Rate Tranche advanced by the APA Banks pursuant to the Asset Backed Loan Agreement), payable on demand.

     (c)    Unless otherwise specified herein, all computations of interest under subsection (b) above and all computations of Interest, fees, and other amounts hereunder shall be made on the basis of a year of 365 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

     (d)   If at any time the aggregate Outstanding Balance of all Eligible Receivables is less than the Required Balance, then the Borrowers shall on a joint and several basis immediately pay to the Lender an amount equal to the amount which, when either deposited into the Funding Agent’s Account or applied directly in reduction of the Outstanding Loans, will result in an aggregate Outstanding Balance of all Eligible Receivables equal to or greater than the Required Balance. The Borrowers shall instruct the Lender as to whether such funds are to be deposited in the Funding Agent’s Account or applied directly in the reduction of Outstanding Loans. To the extent such funds are applied in reduction of the Outstanding Loans, the Tranche Periods shall be selected by the Funding Agent. Amounts deposited in the Funding Agent’s Account pursuant to the immediately preceding sentence may, at the request of either Borrower, be withdrawn by the Funding Agent and distributed to the Borrower, or at the Borrower’s direction, if, and to the extent, such withdrawal would not cause the aggregate Outstanding Balance of all Eligible Receivables to be less than the Required Balance.

     SECTION 2.07 Increased Costs. (a) If the Funding Agent, the Lender, PARCO, the APA Banks, any other entity which enters into a commitment to make Loans, or any entity which provides credit enhancement or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that there shall be any increase in the cost to the Lenders of agreeing to make or making, funding or maintaining any Loan or to the funding thereof or any related liquidity facility or credit enhancement facility (or any participation therein) and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Funding Agent), the Borrower shall on a joint and several basis immediately on demand pay to the Funding Agent, for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Borrowers and the Funding

Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

     (b)   If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender in respect of its funding of any Eurosterling Tranche, then upon demand by the Lender (with a copy to the Funding Agent), the Borrower shall immediately on demand pay to the Funding Agent, for the account of the Lender (as a third-party beneficiary), from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increased costs. A certificate as to such amounts submitted to the Borrower and the Funding Agent by a Lender shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.08 Requirements of Law. In the event that any requirement of law or any change therein or in the interpretation or application thereof by the relevant governmental authority to the Affected Person after the date hereof or compliance by such Affected Person with any request or directive (whether or not having the force of law) from any central bank or other governmental authority:

(i)	does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement or any other Transaction Document or change the basis of taxation of payments to the Lender on account of Collections, Interest or any other amounts payable hereunder (excluding taxes imposed on the income, profit or gains of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof); or

(ii)	does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person;

and the result of any of the foregoing is to increase the cost to such Affected Person of performing its obligations under the relevant Transaction Document or to reduce any amount receivable hereunder, then, in any such case, the Borrowers shall on a joint and several basis pay to the Lender, upon its demand, any additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from the Lender or the Funding Agent, as the case may be, to the Borrowers certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs shall be conclusive in the absence of manifest error.

     SECTION 2.09 Inability to Determine Eurosterling Rate. In the event that the Funding Agent pursuant to the Asset Backed Loan Agreement shall have determined prior to the first day of any Tranche Period (which determination shall be conclusive and binding upon the parties hereto) by reason of circumstances affecting the interbank Eurosterling market and/or Eurodollar market, either (a) sterling or, as the case may be, dollar deposits in the relevant amounts and for the relevant Tranche Period are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurosterling Rate or, as the case may be, Eurodollar Rate for such Tranche Period or (c) the Eurosterling Rate or, as the case may be, Eurodollar Rate determined pursuant to the Asset Backed Loan Agreement does not accurately reflect the cost to the APA Banks (as conclusively determined by the Funding Agent) of maintaining Loans during such Tranche Period, the Lender shall promptly give telephonic notice of such determination, confirmed in writing, to the Borrowers prior to the first day of such Tranche Period. Until such notice has been withdrawn by the Lender, no further Eurosterling Tranches shall be funded or maintained. The Lender agrees to withdraw any such notice as soon as reasonably practicable after the Lender is notified of a change in circumstances which makes such notice inapplicable.

     SECTION 2.10 Breakage Costs. If (a) any payment of the Eurosterling Tranches or the CP Tranches of Outstanding Loans is made by the Borrowers to or for the account of the Lender other than on the last day of the relevant Tranche Period, as a result of a payment pursuant to Section 2.03 or for any other reason, or (b) the Facility Termination Date shall occur during any Tranche Period, or (c) any payment of Outstanding Loans is made by the Borrowers to the Lender other than on the last day of a Tranche Period, the Borrowers shall on a joint and several basis upon demand by the Lender immediately pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain its interest in the Loans. A certificate as to such amounts submitted to the Borrowers and the Funding Agent by the Lender shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.11   Reduction and Increase of the Funding Limits. (a) The Borrowers may, upon not less than five (5) days’ irrevocable prior notice to the Funding Agent, permanently reduce all or any portion of the Funding Limit, provided that any partial reduction of the Funding Limit must be in an aggregate amount of £1,000,000 or any greater amount that is an integral multiple of £1,000,000.

     (b)   The Funding Limit may be increased from time to time to such amount as the Borrowers and the Lender, may agree. Nothing contained in this Agreement shall be deemed to obligate any party to agree to any increase proposed by any other party. Any such increase shall be effected by the Borrowers and the Lender entering into an appropriate document reflecting such increase, whereupon the Borrowers will deliver a new Revolving Credit Note to the Lender in exchange for the Revolving Credit Note outstanding prior to such increase. The Funding Agent will promptly give the Lender, and the Borrowers, notice of any increase of the Funding Limit.

     SECTION 2.12   Taxes. (a) Any and all payments by the Borrowers under this Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of the Lender (A) taxes measured by its net income, profits or gains and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized and (B) any United States withholding taxes payable with respect to payments under this Agreement under laws (including any statute, treaty or regulation) in effect on the Closing Date applicable to the Lender, as the case may be, but not excluding any United States withholding payable as a result of any change in such laws occurring after the Closing Date (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under this Agreement to the Lender the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (A) the relevant Borrower shall pay the full amount deducted to the taxing authority or other authority in accordance with applicable law, and (B) the relevant Borrower shall deliver to the Funding Agent evidence of such payment; provided, however, that (x) if a Borrower pays any additional amounts under this Section 2.12(a) (a “Tax Payment”), and (y) the Lender determines that it has effectively obtained a refund of taxes or a credit against taxes on its overall net income by reason of such Tax Payment (a “Tax Credit”), and (z) the Lender is reasonably able to identify such Tax Credit as being attributable to the Tax Payment, then the Lender shall reimburse to such Borrower such proportion of such Tax Credit (net of the Lender’s reasonable costs and expenses in obtaining such Tax Credit) as the Lender determines will leave the Lender, after such reimbursement, in no better and no worse position than that in which it would have been if such Tax Payment had not been required. The relevant Borrower shall repay any amount paid to it pursuant hereto promptly upon receipt of notice from the Lender if all or part of the relevant Tax Credit is subsequently disallowed or cancelled. Nothing herein contained shall interfere with the right of the Lender to arrange its tax and other affairs in whatever manner it shall think fit, and the Lender shall not be under any obligation to disclose any information regarding the organization of its affairs.

     (b)   In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States, the United Kingdom or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under this Agreement or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

     (c)   Each Borrower will on a joint and several basis indemnify the Lender and the Funding Agent for the full amount of Taxes excluding any Taxes imposed on or calculated by reference to the overall income, profits or gains of the indemnified party, including income, profits or gains attributable to any part of its business (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by the Lender in respect of amounts paid by a Borrower hereunder and any liability (including for penalties, interest and expenses, subject to the indemnified party taking all reasonable steps to avoid and mitigate the same) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, subject to the indemnified party taking all reasonable and lawful steps to challenge any wrongful or incorrect assertions of liability. This indemnification shall be made within thirty (30) days from the date the Funding Agent, on behalf and at the direction of the Lender, makes written demand therefor.

     (d)   Within thirty (30) days after the date of any payment of Taxes or other Taxes, the relevant Borrower will furnish to the Funding Agent the original or a certified copy of a receipt evidencing payment thereof.

     (e)   Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall survive the payment in full of the Loans.

     (f)   Where the Lender is claiming any additional amounts payable pursuant to this Section 2.12 or, in the event that (i)(A) the Lender makes a claim under Section 2.07 or Section 2.08, or (B) it becomes illegal for the Lender to continue to fund or maintain any Eurosterling Tranche and (ii) the Funding Agent notifies the Borrowers pursuant to Section 2.13, the Lender shall (upon the Borrowers’ written request) use its reasonable efforts to mitigate or remove the circumstances giving rise to such claim (consistent with its internal policy and legal and regulatory restrictions), including changing the jurisdiction of its Applicable Lending Office or substituting another financial institution reasonably acceptable to the Borrowers, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of the Lender, be otherwise disadvantageous to the Lender (other than minor costs and expenses of an administrative nature).

     SECTION 2.13   Illegality. (a) Notwithstanding any other provision of this Agreement, if the Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender to make Loans with a Eurosterling Tranche, then, on notice thereof and demand therefor by the Lender to the Borrowers, (i) the obligation of the Lender to make or to continue the Eurosterling Tranche of Loans and to convert the Base Rate Tranches of Loans into Eurosterling Tranches shall be suspended, and the Lender shall make Loans made up of Base Rate Tranches as part of any requested Incremental Borrowing based upon the Eurosterling Tranches and (ii) if the affected Loans based upon Eurosterling Tranches are then outstanding, the Borrowers shall immediately convert each such Loan into a Loan based upon Base Rate Tranches. If any such conversion occurs on a day which is not the last day of the related Eurosterling Tranche Period, the Borrowers shall jointly and severally pay to the Lender such amounts, if any, as may be required to compensate the Lender. If at any time after the Lender gives notice under this Section 2.13 the Lender determines that it may lawfully make Loans based upon Eurosterling Tranches, the Lender shall promptly give notice of that determination to the Borrowers and the Funding Agent. The Borrowers’ rights to request, and the Lender’s obligation, if any, to make Loans based upon the Eurosterling Tranches shall thereupon be restored.

     (b)   The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13(a), it will, if requested by the Borrowers and to the extent permitted by law or by the relevant Official Body, endeavor in good faith to change the office at which it books the Eurosterling Tranches hereunder if such change would make it lawful for the Lender to continue to acquire or to maintain its acquisition of Eurosterling Tranches hereunder; provided, however, that such change may be made in such manner that the Lender, in its sole determination, suffers no unreimbursed cost or expense or any other disadvantage whatsoever.

ARTICLE III

CONDITIONS OF ADVANCES

     SECTION 3.01.   Conditions Precedent to the Initial Advance. The initial Advance hereunder is subject to the conditions precedent that the Lender shall have received on or before the date of such Advance the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Lender:

     (a)   Certified copies of the resolutions of the Board of Directors of each Borrower approving this Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

     (b)   A certificate of the Secretary or Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder.

     (c)   Acknowledgement copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Funded Receivables, Related Contracts or Related Security previously granted by either Borrower.

     (d)    Legal opinions from the Borrowers’ English counsel confirming the relevant Borrower’s capacity and authority to enter into this Agreement and all other Transaction Documents to which such Borrower is a party in a form reasonably satisfactory to the Lender.

     (e)   A Solvency Certificate from each Borrower executed by two directors or a director and the company secretary of the relevant Borrower.

     (f)   The making of the Initial Advance by the Lender to the Originator will constitute acknowledgement that the conditions set forth above have been satisfied or waived.

     SECTION 3.02. Conditions Precedent to All Advances. The obligation of the Lender to make each Advance (including the initial Advance) hereunder shall be subject to the further conditions precedent that:

     (a)   With respect to any such Advance, by no later than 11 am (London time) three Business Days prior to the proposed date of such Advance, the relevant Borrower shall have delivered to the Lender, (i) a duly completed Notice of Drawdown, (ii) if requested by the Lender, the Originator’s General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Lender’s computer equipment) as of a date not more than 31 days prior to the proposed date of such Advance, and (iii) a written report identifying, among other things, the additional Funded Receivables against which an Advance is to be made and the then outstanding Funded Receivables and the aged balance thereof;

     (b)   With respect to any such Advance, on or prior to the date of such Advance, the Servicer shall have delivered to the Lender, in form and substance satisfactory to the Lender, a completed Servicer Report for the most recently ended reporting period for which information is required pursuant to Section 6.02(b) and containing such additional information as may reasonably be requested by the Lender;

     (c)   At the request of the Lender or its assignee, the Originator will segregate the Related Contracts and other records in its lease files pertaining to each Receivable and mark its master data processing records evidencing such Receivables and the Related Contracts, in each case in a manner acceptable to the Funding Agent, evidencing that such Receivables have been assigned by way of security to the Lender pursuant to the English Security;

     (d)   On the date of such Advance the following statements shall be true (and the Originator, by accepting the amount of such Advance, shall be deemed to have certified that):

(i)	The representations and warranties contained in Section 4.01 (and so that for this purpose Section 4.01(e) shall refer to the then latest financial statement delivered pursuant to Section 5.01(j)(ii)) are correct on and as of the date of such Advance as though made on and as of such date; and

(ii)	No event has occurred and is continuing, or would result from such Advance, that constitutes an Event of Termination or would constitute an Incipient Event of Termination;

     (e)   The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request; and

      (f)   A Solvency Certificate from each Borrower executed by two directors or a director and the company secretary of the relevant Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. A. Representations and Warranties of each Borrower. Each Borrower represents and warrants concerning itself as follows:

     (a)    It is a limited liability company duly incorporated, validly existing and in good standing under the laws of England and Wales and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Lender hereunder, (ii) the collectability of the Funded Receivables, or (iii) the ability of the Borrowers or the Servicer to perform their respective obligations hereunder.

     (b)    The execution, delivery and performance by each Borrower of this Agreement and the other Documents to be delivered by it hereunder, (i) are within such Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) such Borrower’s Memorandum or Articles of Association, (2) any law, rule or regulation applicable to such Borrower, (3) any contractual restriction binding on or affecting such Borrower or its property or (4) any order, writ, judgment, award, injunction or decree binding or affecting the Originator or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the security created pursuant to the Security Agreements). This Agreement has been duly executed and delivered by each Borrower.

     (c)    Save for the registration of the Security Agreements in the appropriate jurisdiction no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrowers of this Agreement, the Transaction Documents to which they are a party or any other document to be delivered thereunder.

     (d)    This Agreement constitutes the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms (subject to applicable bankruptcy, insolvency, liquidation and similar laws of general application and equitable principles).

     (e)    The balance sheet of IKON Ireland as at 30 September 2000, and the related statements of income and retained earnings of IKON Ireland for the fiscal year then ended, copies of which have been furnished to the Lender, fairly present its financial condition as at such date and the results of the operations of IKON Ireland for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since 30 September 2000 there has been no material adverse change in the business, operations, property or financial or other condition of the Borrowers taken as a whole.

     (f)    Except as disclosed in any SEC filings or otherwise in writing to the Lender, there is no pending or threatened action or proceeding affecting either Borrower before any court, governmental agency or arbitrator which would materially adversely affect the financial condition or operations of such Borrower or the ability of such Borrower to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

     (h)    Each Funded Receivable is an Eligible Receivable on the date of each Advance and the Originator owns and has the right to grant a security interest in respect of each Advance,

together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Lender). When the Lender first makes an Advance in relation to a Funded Receivable, it shall acquire a valid first priority security interest in that Funded Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Lender), and no effective financing statement or other instrument similar in effect covering any Funded Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except for those filed in favor of the Lender in accordance with the relevant Security Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Lender.

     (i)    Each Servicer Report (if prepared by the Originator, or to the extent that information contained therein is supplied by the Originator), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by either Borrower to the Lender in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Lender at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     (j)    The principal place of business and chief executive office of the Originator and the office where the Originator keeps its records concerning the Receivables are located at the respective addresses set forth on Exhibit B hereof.

     (k)    The Originator is not known by and does not use any tradename.

     (l)    With respect to any programs used by the Originator in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Servicer pursuant to Section 6.01(b) so that such new Servicer shall have the benefit of such programs (it being understood that, however, the Servicer, if other than the Originator, shall be required to be bound by a confidentiality agreement reasonably acceptable to the Originator).

     (m)    The granting of security in, amongst other things, the Funded Receivables by the Borrowers to the Lender pursuant to the Security Agreements, and all other transactions between the Borrowers and the Lender, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the relevant Borrower.

     (n)    No selection procedure was utilized by the Originator in selecting the Funded Receivables to be funded by the Lender hereunder which is materially adverse to the interests of the Lender or would reasonably be expected to result in the Funded Receivables containing a higher percentage of Defaulted Receivables than the percentage of Defaulted Receivables in the Receivables not funded by the Lender. With respect to each Funded Receivable, such Receivable is representative of all of the Receivables owned by the Originator.

     (o)    Each Contract giving rise to a Receivable provides for Periodic Payments that will fully amortize such Receivable over the term of the Contract related thereto and, except in accordance with the Credit and Collection Policy, the Originator has not extended or amended, modified or waived the terms of any Receivable or any Contract relating to any Receivable.

ARTICLE V

COVENANTS

     SECTION 5.01. Covenants of the Borrowers. From the date hereof until the first day following the Facility Termination Date on which all of the Funded Receivables are either collected in full or become Defaulted Receivables:

     (a)    Compliance with Laws, Etc. Each Borrower will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectability of the Funded Receivables or the ability of the Originator to perform its obligations under this Agreement.

     (b)    Offices, Records and Books of Account. The Originator will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Funded Receivables at the respective addresses set forth on Exhibit B hereof or, upon 30 days’ prior written notice to the Lender, at any other locations in jurisdictions where all actions required by Section 5.01(i) shall have been taken and completed. The Originator also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Funded Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Funded Receivables (including, without limitation, records adequate to permit the daily identification of each new Funded Receivable and all Collections of and adjustments to each existing Funded Receivable). The Originator shall make a notation in its books and records, including its computer files, to indicate which Receivables have been funded by the Lender hereunder.

     (c)    Performance and Compliance with Contracts and Credit and Collection Policy. The Originator will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Funded Receivables, and timely and fully comply in all materials respects with the Credit and Collection Policy in regard to each Funded Receivable and the related Contract.

     (d)    Sales, Liens, Etc. Except as contemplated in the Transaction Documents, the Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Funded Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Funded Receivables are sent, or assign any right to receive income in respect thereof.

     (e)    Extension or Amendment of Funded Receivables. Except (i) as provided in Section 6.02(c), and (ii) for Permitted Terminations the Originator will not extend, amend or otherwise modify the terms of any Funded Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

     (f)    Change in Business or Credit and Collection Policy. The Originator will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectability of the Funded Receivables or the ability of the Originator to perform its obligations under this Agreement.

     (g)    Audits. The Originator will, from time to time during regular business hours and upon reasonable notice as requested by the Lender or its assigns, permit the Lender, or its agents, representatives or assigns, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Originator relating to Funded Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Funded Receivables and the Related Security or the Originator’s performance hereunder or under the Contracts with any of the officers or employees of the Originator having knowledge of such matters, in each case subject to the confidentiality provisions contained herein.

     (h)    Change in Payment Instructions to Obligors. The Originator will not make any change in its instructions to Obligors regarding payments to be made by it unless the Lender shall have received notice of such change.

     (i)    Further Assurances.

(i)	Each Borrower agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Lender or its assignee may reasonably request, to enable the Lender or its assignee to exercise and enforce its respective rights and remedies under this Agreement., Without limiting the foregoing, the Originator will, upon the request of the Lender or its assignee, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence the Lender’s interest in such Funded Receivables.

     (j)    Reporting Requirements.

(i)	Each Borrower will as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of such Borrower provide to the Lender its balance sheet as of the end of such quarter and its statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Borrower;

(ii)	The Originator will, as soon as available and in any event within 120 days after the end of each fiscal year of the Originator, provide to the Lender a copy of the annual report for such year for IKON Office Solutions, Inc. containing financial statements for such year audited by PricewaterhouseCoopers, LLP or other independent public accountants reasonably acceptable to the Funding Agent;

(iii)	Each Borrower will as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, provide to the Lender a statement of the chief financial officer of such Borrower setting forth details of such Event of Termination or Incipient Event of Termination and the action that such Borrower has taken and proposes to take with respect thereto;

(iv)	Each Borrower will promptly after the sending or filing thereof, provide to the Lender copies of all reports that such Borrower sends generally to all of its secured creditors;

(v)	Each Borrower will, at least ten Business Days prior to any change in its name, provide to the Lender a notice setting forth the new name and the effective date thereof;

(vi)	The Originator will, concurrently with the delivery of each Servicer Report by the Servicer, provide to the Lender a statement as to whether or not all of the Receivables under all Contracts arising during the immediately preceding month have been funded by the Lender and, if less than all of such Receivables have been so funded, a summary of those Receivables not so funded; and

(vii)	Each Borrower will provide to the Lender such other information respecting the Funded Receivables or the condition or operations, financial or otherwise, of such Borrower as the Lender may from time to time reasonably request.

     (k)    No Mergers, Etc. The Borrowers will not (i) consolidate or merge with or into any other Person, or (ii) sell, lease or transfer all or substantially all of its assets to any other Person, other than, in each case, in connection with any Affiliate of the IKON Group.

ARTICLE VI

ADMINISTRATION AND COLLECTION

     SECTION 6.01.    Designation of Servicer. The servicing, administration and collection of the Funded Receivables shall be conducted by such Person (the “Servicer”) so designated hereunder from time to time. Until the Lender or its assignee gives notice to the Originator or the designation of a new Servicer (which it may only do upon the occurrence of an Event of Termination), the Originator is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Originator agrees that such notice may be given at any time in the Lender’s or assignee’s discretion. Upon the Originator’s receipt of such notice, the Originator agrees that it will terminate its activities as Servicer hereunder in a manner in which the Lender (or its designee) believes will facilitate the transition of the performance of such activities to the new Servicer, and the Originator shall use its best efforts to assist the Lender (or its designee) to take over the servicing, administration and collection of the Funded Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Funded Receivables maintained in its capacity as Servicer and access to all employees and officers of the Originator responsible with respect thereto. The Lender at any time after giving such notice may designate as Servicer any Person (including itself) to succeed the Originator or any successor Servicer, if such Person shall consent and agree to the terms hereof. The Servicer may, with the prior consent of the Lender, subcontract with any other Person for the servicing, administration or collection of Funded Receivables. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof.

     SECTION 6.02.    Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Funded Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Lender hereby appoints the Servicer from time to time designated pursuant to Section 6.01 as agent to enforce its rights in the Funded Receivables, the Related Security and the Collections, with respect thereto. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply in respect of all its Receivables and shall act in the best interests of the Lender and its assignees.

     (b)    Prior to the 13th calendar day of each month, the Servicer shall prepare and forward to the Lender (i) a Servicer Report, relating to all then outstanding Funded Receivables, and the Related Security and Collections with respect thereto, in each case, as of the close of business of the Servicer on the last day of the immediately preceding month, and (ii) if requested by the Lender, a listing by Obligor of all Funded Receivables correlating Funded Receivables and Transfers, together with an aging report of such Funded Receivables.

     (c)    If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Originator, while it is the Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Funded Receivable as the Originator deems appropriate to maximize Collections thereof.

     (d)    The Originator shall deliver to the Servicer and the Servicer shall hold in trust for the Originator and the Lender in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Funded Receivables.

     (e)    The Servicer shall as soon as practicable following receipt turn over to the Originator any cash collections or other cash proceeds received with respect to Receivables not constituting Funded Receivables less all reasonable and appropriate out of pocket costs and expenses of the Servicer of servicing, collecting and administering the Receivables to the extent not covered by the Collection Fee received by it.

     (f)    The Servicer also shall perform the other obligations of the “Servicer” set forth in this Agreement with respect to the Funded Receivables.

     SECTION 6.03    Collection Fee. The Lender shall pay to the Originator, so long as it is acting as the Servicer hereunder, a periodic collection fee (the “Collection Fee”) of 1% per annum on the average daily outstanding Lender’s Interest with respect to the Funded Receivables, payable on the fifteenth calendar day of each month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day during each calendar month as the Lender and the Servicer shall agree. The Collection Fee shall be payable solely to the extent Collections are available therefor in accordance with the priorities set forth in the Asset Backed Loan Agreement. So long as the Originator is acting as the Servicer hereunder, amounts paid as the Collection Fee pursuant to this Section 6.02 shall reduce, on a dollar-for-dollar basis, the obligation of the Lender to pay the “Collection Fee” pursuant to Section 1.04(c) of the Asset Backed Loan Agreement, provided that such obligation of the Lender shall in no event be reduced below zero.

     SECTION 6.04.    Certain Rights of the Lender. Following the occurrence of an Event of Termination or Incipient Event of Termination:

     (a)    the Lender may, at any time, direct the Obligors of Funded Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Funded Receivable shall be made directly to the Lender or its designee.

     (b)    The Originator shall, at any time upon the Lender’s request and at the Originator’s expense, direct that payments of all amounts payable under such Funded Receivables be made directly to the Lender or its designee.

     (c)    At the Lender’s request and at the Originator’s expense, the Originator and the Servicer shall (i) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Funded Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Funded Receivables, and shall make the same available to the Lender at a place selected by the Lender or its designee, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Funded Receivables in a manner acceptable to the Lender and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Lender or its designee. The Lender shall also have the right to make copies of all such documents, instruments and other records at any time.

     (d)    The Originator authorizes the Lender to take any and all steps in the Originator’s name and on behalf of the Originator that are necessary or desirable, in the determination of the Lender, to collect amounts due under the Funded Receivables.

     SECTION 6.05.    Rights and Remedies. (a) If the Originator or the Servicer fails to perform any of its obligations under this Agreement, the Lender may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if the Originator (as Servicer or otherwise) fails to so perform, the costs and expenses of the Lender incurred in connection therewith shall be payable by the Originator as provided in Section 8.01 or Section 9.04 as applicable.

     (b)    The Originator shall perform all of its obligations under the Contracts related to the Funded Receivables to the same extent as if the Originator had not assigned Receivables hereunder and the exercise by the Lender of its rights hereunder shall not relieve the Originator from such obligations or its obligations with respect to the Funded Receivables. The Lender shall not have any obligation or liability with respect to any Funded Receivables or related Contracts, nor shall the Lender be obligated to perform any of the obligations of the Originator thereunder.

     (c)    The Originator shall cooperate with the Servicer in collecting amounts due from Obligors in respect of the Funded Receivables.

     SECTION 6.06.    Transfer of Records to Lender. Following an Event of Termination or Incipient Event of Termination, the Originator hereby grants to the Lender an irrevocable non-exclusive license to the use of the Originator’s computer software system to access and create records relating to the Funded Receivables and the records relating to the Funded Receivables. Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Funded Receivables are either collected in full or become Defaulted Receivables. Furthermore, upon the occurrence of an Event of Termination or Incipient Event of Termination, at the request of the Lender or its assignee, the Originator will deliver to the Lender copies of all Contracts relating to the Funded Receivables and all records relating to such Contracts and the Funded Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Lender’s computer equipment).

     The Originator shall take such action requested by the Lender, from time to time hereafter, that may be necessary or appropriate to ensure that the Lender has an enforceable interest in the records relating to the Funded Receivables and has rights to the use of the Originator’s computer software system to access and create such records.

     In recognition of the Originator’s need to have access to the records relating to the Funded Receivables, the Lender hereby grants to the Originator an irrevocable license to access such records in connection with any activity arising in the ordinary course of the Originator’s business or in performance of its duties as Servicer, provided that (i) the Originator shall not disrupt or otherwise interfere with the Lender’s use of and access to such records during such license period and (ii) the Originator consents to the assignment and delivery of the records (including any information contained therein relating to the Originator or its operations) to any assignees or transferees of the Lender provided they agree to hold such records confidential.

     Notwithstanding anything to the contrary, this Section 6.06 shall be subject to, and subordinate to, the terms and conditions of the Security Agreements.

ARTICLE VII

EVENTS OF TERMINATION

    SECTION 7.01.    Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

     (a)    Any of: (x) either Borrower; (y) the Originator or (z) the Servicer (if the Originator or any of its Affiliates) (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) of this subsection (a)) and such failure shall remain unremedied for three Business Days after the receipt of notice or actual knowledge thereof or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement; or

     (b)    Any representation or warranty made or deemed made by the Originator (or any of its officers) under or in connection with this Agreement or any information or report delivered by the Originator pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

     (c)    Any member of the IKON Group or any Subsidiary thereof shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

     (d)    Any member of the IKON Group or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such member or Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation or, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any such member or Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (d); or

     (e)    A Trigger Event (excluding for these purposes Trigger Events (c) (only in so far as it relates to the Lender and excluding representation (g)), (d) (except in so far as it relates to paragraph (n) of Exhibit IV to the Asset Backed Loan Agreement) and (j) (in so far as it relates to any material adverse change in the business, operations, property or financial or other condition, taken as a whole, of the Lender) and (n)) shall have occurred under the Asset Backed Loan Agreement; or

     (f)    There shall have occurred any material adverse change in the financial condition or operations taken as a whole of the Originator since 30 September 2000; or there shall have occurred any event which may materially adversely affect the collectability of the Funded Receivables or the ability of the Originator to collect Funded Receivables or otherwise perform its obligations under this Agreement; or

     (g)    Either Borrower shall cease to be owned directly or indirectly by the Parent;

then, and in any such event, the Lender may (with the consent of the Funding Agent), by notice to the Borrowers, take any of the following actions: (w) declare the Facility Termination Date to have occurred, (x) without limiting any right under this Agreement to replace the Servicer, designate another Person to succeed the Originator as Servicer, (y) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or declare the Advances to be due and payable on demand of the Lender; and/or (z) declare that the Commitment shall be cancelled, whereupon the same shall be cancelled and reduced to zero; and/or (aa) require (which requirement shall be binding on the Borrowers) such changes (if any) to the arrangements relating to the servicing and collection of Funded Receivables, and the application of Collections in accordance with the provisions hereof, as may from time to time be specified by the Lender; and provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (d) of this Section 7.01, the Facility Termination Date shall occur, the Originator (if it is then servicing as the Servicer) shall cease to be the Servicer, and the Lender (or its assignees or designees) shall become the Servicer and the Advances shall become immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Lender shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

     SECTION 8.01.    Indemnities by the Borrowers. Without limiting any other rights which the Lender may have hereunder or under applicable law, the Borrowers hereby agree on a joint and several basis to indemnify the Lender and its assigns and transferees (each, an “Indemnified Party”) from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any

Indemnified Party in connection with the transactions contemplated by this Agreement. It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectability or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require either Borrower to indemnify any Person (1) for Receivables which are not collected, not paid or uncollectable on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (2) for damages, losses, claims or liabilities or related costs or expenses resulting from such Person’s gross negligence or willful misconduct, or (3) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Funded Receivable or any Contract.

     SECTION 8.02.    Recourse. No recourse under any obligation, covenant or agreement of the Lender contained in this Agreement shall be had against J.H. Management Corporation (“JHM”) or any incorporator, stockholder, officer, director or employee of the Lender or JHM, by the enforcement of any assessment or by any legal or equitable proceedings, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Lender, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officers, directors or employees of the Lender or JHM, or any of them under or by reason of any of the obligations, covenants or agreements of the Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Lender of any of such obligations, covenants or agreements either at common law or at equity, or by stature or constitution, of JHM and every such incorporator, stockholder, officer, director or employee is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that nothing in this Section 8.02 shall relieve any of the foregoing persons or entities from any liability arising from his, her or its willful misconduct or intentional misrepresentation.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by either Borrower therefrom shall be effective unless in a writing signed by the Lender and consented to by the Funding Agent and, in the case of any amendment, also signed by each Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such material amendment shall be effective until both Moody’s and S&P have notified the Funding Agent in writing that such action will not result in a reduction or withdrawal of the rating of any of the Commercial Paper. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     SECTION 9.02.    Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered to, each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

     SECTION 9.03.    Binding Effect: Assignability. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender and their respective successors and assigns;

provided, however, that neither Borrower may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lender and the Lender may assign its rights or obligations hereunder only with the prior written consent of the Borrowers (which consent is hereby given for an assignment by way of security pursuant to the Asset Backed Loan Agreement).

     (b)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Funded Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article IV and the provisions of Article VIII Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

     SECTION 9.04.    Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Lender pursuant to Article VIII hereof, the Borrowers agree on a joint and several basis to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of counsel for the Lender (subject to the Fee Letter and including the reasonable allocable fees of the Lender’s in-house counsel) with respect thereto and with respect to advising the Lender as to its rights and remedies under this Agreement and (ii) any fees and expenses payable to the Rating Agencies in connection with the transactions contemplated herein, and the Borrowers agree on a joint and several basis to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Funded Receivables.

     (b)    In addition, the Borrowers agree on a joint and several basis to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Borrowers agree on a joint and several basis to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 9.05.    No Proceedings. The Borrowers hereby agree that they will not institute against the Lender any proceeding of the type referred to in Section 7.01(d) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Funded Receivables are either collected in full or become Defaulted Receivables.

     SECTION 9.06.    Confidentiality. Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement, any information acquired respecting proprietary business information, trade secrets, customer lists and individual customer information in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other party hereto, (ii) to such party’s legal counsel and auditors and the Lender’s assignees, if they agree in each case to hold it confidential, (iii) in connection with SEC filings (provided that such filings only refer to a multi-seller asset-backed commercial paper conduit sponsored by J.P. Morgan Chase and not specifically to PARCO); (iv) with the prior written consent of the other party; and (v) to the Rating Agencies.

     SECTION 9.07. GOVERNING LAW: SUBMISSION TO JURISDICTION: INTEGRATION

     (a)   This Agreement shall be governed by, and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws principles thereof). Each of the parties hereto hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.07 shall affect the right of any party hereto to bring any action or proceeding against any party hereto or its respective properties in the courts of other jurisdictions.

     (b)   Each of the parties hereto hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise among any of them arising out of, connected with, relating to or incidental to the relationship between them in connection with this Agreement or the other Transaction Documents.

     (c)   This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

     (d)   Each Borrower shall appoint and at all times maintain an authorised agent in the State of New York upon whom process may be served in any action arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by any party to this Agreement.

     SECTION 9.08. Third Party Beneficiary. Each of the parties hereto hereby acknowledges that the Lender may assign all or any portion of its rights under this Agreement pursuant to the Asset Backed Loan Agreement, and the Originator hereby consents to any such assignment. All such assignees, including parties to the Asset Backed Loan Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Lender’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

     SECTION 9.09. Tax Treatment. It is the intention of the Originator and the Lender that for federal, state and local income and franchise tax purposes, the Loan will be treated as evidence of indebtedness of the Borrowers secured by the Receivables, the Related Security and Collections and other proceeds thereof. The Borrowers and the Lender, by entering into this Agreement, intend to treat the Loan as indebtedness. The provisions of this Agreement and all related Transaction Documents shall be construed to further such intentions of the parties hereto.

     SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	IKON OFFICE SOLUTIONS DUBLIN LIMITED
By:

Name: PAUL SMITHWICK
Title: DIRECTOR

Chase Manhattan House
International Financial Services Centre
Dublin 1
Ireland
	Attention:	Shona Cullen
	Telephone:	353 (1) 612 3202
	Telecopy:	353 (1) 612 5774

for the purposes of notices, with a copy to:

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
USA

Attention: Jack Quinn

BORROWER:	IKON CAPITAL PLC

By:

Name: K.P. MARSHALL
Title: DIRECTOR

IKON Capital PLC
Ikon House
Ullswater Crescent
Coulsdon
Surrey CR5 2EQ
	Attention:	Philip Marshall
	Telephone:	44 (0) 20 8668 7474
	Telecopy:	44 (0) 20 8668 8877
with a copy to:

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
USA
Attention:	Jack Quinn
Telephone:
Telecopy:

LENDER:	ROCHFORD, INC.

	By:	J.H. Management Corporation, its Manager

By:

	Name:	R DOUGLAS DONALDSON
	Title:	TREASURER

Rochford, Inc.
c/o J.H. Management Corporation
PO Box 4024
One International Place
Room 569
Boston, Massachusetts 02110

	Attention:	R Douglas Donaldson
	Telephone:	(617) 951 7690
	Telecopy:	(617) 951 7050

FUNDING AGENT:	THE CHASE MANHATTAN BANK

By:

Name:	LARA GRAFF
Title:	VICE PRESIDENT

THE CHASE MANHATTAN BANK
450 West 33rd Street
15th Floor
New York, NY 10001
Attention:	Lara Graff
CFMS-PARCO Manager
Telephone:	(212) 946_3748
Telecopy:	(212) 946_8098

with a copy to:

CHASE SECURITIES INC.
270 Park Avenue, 7th Floor
New York, NY 10017
Attention:	Paterno Luzano
Telephone:	(212) 834-5381
Telecopy:	(212) 834-6562

EXHIBIT A

CREDIT AND COLLECTION POLICY

EXHIBIT B

LOCATION OF ORIGINATOR AND RECORDS OF THE RECEIVABLES

The principal place of business and chief executive offices of the Originator are located at:

IKON House
Ullswater Crescent
Coulsdon
Surrey CR5 2EQ

The original records concerning the Receivables (and all original documents related thereto) are located at the offices of the Servicer at:

IKON House
Ullswater Crescent
Coulsdon
Surrey CR5 2EQ

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

£____________	[ ] , 2001

     Reference is made to the IKON Loan Agreement, dated as of 30 March, 2001 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among IKON OFFICE SOLUTIONS DUBLIN LIMITED AND IKON CAPITAL PLC as borrowers (in such capacity, the “Borrowers”), ROCHFORD, INC. (in such capacity the “Lender”) and THE CHASE MANHATTAN BANK (“Chase”), as funding agent (in such capacity (the “Funding Agent”). Terms defined in the Agreement, or incorporated therein by reference, are used herein as therein defined.

     The Borrowers, for the value received, hereby promise to pay to the order of [   ] (the “Lender”), at its office at [   ] or such other office as the Lender may designate, the principal amount of [   ], or if less, the unpaid principal amount of all Loans outstanding and owing to the Lender under the Agreement. Each Loan shall be due and payable as provided in the Agreement. The Borrowers also promise to pay interest on the unpaid principal amount hereof from time to time outstanding, at such interest rate and on such dates as are determined pursuant to the Agreement. All such principal and interest shall be payable in lawful money of the United Kingdom of Great Britain in same day funds in [   ].

     Each Loan by the Borrowers from the Lender, and each reduction or increase in the Outstanding Loans in respect of each Loan evidenced hereby, shall be indicated by the Funding Agent on the grid attached hereto which is part of this Note.

     This Note is made without recourse except as otherwise provided in the Agreement.

     This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, each of the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

[BORROWERS]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT D

FORM OF LOAN CERTIFICATE

Date of Loan	Principal Amount of Loan	Payments or Prepayments of Principal	Balance Outstanding	Notation Made By

EXHIBIT E

FORM OF PAYDOWN NOTICE

___________, ____

THE CHASE MANHATTAN BANK
450 West 33rd Street,
15th Floor
New York, NY 10001
Attention: Lara Graff

Ladies and Gentlemen:

Reference is hereby made to the IKON Loan Agreement dated as of 30 March 2001 (as amended, supplemented or otherwise modified, the "IKON Loan Agreement"), among IKON Office Solutions Dublin Limited, as Borrower, IKON Capital Plc, as Borrower, Servicer and Originator, Rochford, Inc. as Lender and The Chase Manhattan Bank, as Funding Agent. Capitalized terms used in this Paydown Notice and not otherwise defined herein shall have the meanings assigned thereto in the IKON Loan Agreement.

This letter constitutes a Paydown Notice pursuant to Section 2.3 of the IKON Loan Agreement. The Borrowers desire to reduce the Outstanding Loans on _________, ______1 by the application of £________ in cash to pay the Outstanding Loans and Interest accrued to and to accrue (until such cash can be used to pay Commercial Paper notes) with respect to such Outstanding Loans, together with all costs related to such reduction of Outstanding Loans.

We hereby confirm that the requirements of Section 2.03(e) and Section 8.2 of the Debenture have been complied with in full.

IN WITNESS WHEREOF, the undersigned has caused this Paydown Notice to be executed by its duly authorized officer as of the date first above written.

[ ]
By: _______________________
Name:
Title:

_______________________

1 Notice must be given at least ten Business Days' prior to the requested paydown date, in the case of reductions in excess of £25,000,000 or at least two Business Days' prior to the requested paydown date, in the case of reductions of £25,000,000 or less.

EXHIBIT F

SOLVENCY CERTIFICATE

[LETTERHEAD OF IKON CAPITAL PLC/IKON OFFICE SOLUTIONS DUBLIN LIMITED]

Solvency Certificate

To: [Rochford, Inc.]

WE HEREBY CERTIFY that, having made or having caused to be made all appropriate searches and investigations of the books and records of [IKON Capital PLC/IKON Office Solutions Dublin Limited] (the “Company”) the information held by the Registrar of Companies on [   ], the Company’s accounts (both management and those required by law) and the officers of the Company and having duly considered the provision of the insolvency laws of the United Kingdom we have determined that

(a)

the Company is not unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986 or otherwise, and will not become unable to do so in consequence of the execution and delivery of the Loan Agreement to be entered into dated as of 30 March 2001 with, inter alios, Rochford, Inc. (the “Loan Agreement”), and the debenture dated 30 March 2001 between Rochford, Inc. and the Company (the “Debenture”) to be entered into by the Company in connection therewith;

(b)

the Company’s assets exceed, as at and immediately after execution of the Loan Agreement and the Debenture, its liabilities (actual, contingent and prospective) and will continue to do so notwithstanding the entry into of the Loan Agreement and the Debenture for the purposes of section 123(2) and 240(3) of the Insolvency Act 1986;

(c)	no execution or other process issued on a judgment, decree or order of any court in favour of a creditor of the Company remains unsatisfied in whole or in part;

(d)

no corporate action has been taken or is pending and to the best of our knowledge, information and belief no other steps have been taken and no legal proceedings have been commenced or are threatened or are pending for (i) the winding-up, liquidation, dissolution, administration or reorganisation of the Company; or (ii) the Company to enter into any composition or arrangement with its creditors; or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of the Company or any of its property, undertaking or assets. To the best of our knowledge, information and belief, no event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

(e)

in entering into and performing its obligations under the Loan Agreement and the Debenture, the Company is not influenced by any desire to give a preference to any person within the meaning of Section 239 of the Insolvency Act 1986;

(f)	in entering into the Transactions it was not the purpose of the Company to put assets beyond the reach of a person who is making, or may at some time make, a claim against the Company or of otherwise prejudicing the interest of such a person in relation to the claim which he is making or may make;

(g)

the Loan Agreement and the Debenture are entered into by the Company in good faith and for the purpose of carrying on its business, and there are reasonable grounds for believing that its entry into such agreements and its performance of its obligations thereunder will benefit the Company.

Each Director and Company Secretary who signs this Certificate will not be held personally liable for the contents of or omissions from this Certificate, except to the extent of such signatory’s fraud, negligence or wilful default.

Terms defined in the Loan Agreement and the Debenture shall have the same meaning where used in this Certificate.

DATED [ ]

By:

Name:

Title:	Director/Company Secretary

By:

Name:

Title:	Director/Company Secretary